AMENDED AND RESTATED

NEGOTIABLE PROMISSORY NOTE

New York, New York
$78,543	as of February 23, 2012

FOR VALUE RECEIVED, GRANDPARENTS.COM, INC., a Delaware corporation with offices at 589 Eighth Avenue, 6th floor, New York, NY 10018 (the “Maker”), promises to pay to the order of STEVEN E. LEBER, with offices at 589 Eighth Avenue, 6th floor, New York, NY 10018, and/or his successors or assigns (“Payee”), the sum of SEVENTY EIGHT THOUSAND FIVE HUNDRED FORTY THREE DOLLARS ($78,543) in accordance with the terms of this Amended and Restated Negotiable Promissory Note (this “Note”); said sum being admittedly due and owing by Maker to Payee, without offset, defense or counterclaim.

Recitals

WHEREAS, Grandparents.com, LLC, a Florida limited liability company (“Grandparents”), executed and delivered to Payee and Joseph Bernstein that certain 5% Revolving Note dated as of January 1, 2011 pursuant to which Payee and Joseph Bernstein have advanced an aggregate amount of $126,000 to Grandparents of which an aggregate of $63,000 is outstanding, which such amount, together with interest thereon from the date of such advances, as of the date of this Note (the “Revolving Note”);

WHEREAS, Grandparents executed and delivered to Payee that certain Negotiable Promissory Note dated as of July 13, 2011 in the original principal amount of $15,543, which such amount, together with interest from July 13, 2011, is outstanding as of the date of this Note (the “July Note” and together with the Revolving Note, the “Original Notes”);

WHEREAS, Grandparents and Maker are parties to that certain Asset Contribution Agreement, dated as of February 23, 2012 (the “Asset Contribution Agreement”), pursuant to which Maker assumed, effective as of the Closing (as defined in the Asset Contribution Agreement), and from and after the Closing, Maker is obligated to pay, discharge or perform when due, as appropriate, all of the Assumed Liabilities (as defined in the Asset Contribution Agreement) including the Original Notes;

WHEREAS, pursuant to the Asset Contribution Agreement, Maker is obligated to amend and restate the Original Notes to amend the terms upon which Maker is permitted to repay the Original Notes; and

WHEREAS, Maker and Payee desire to amend and restate the Original Notes into one single note as provided in this Note.

NOW THEREFORE, in consideration of the assignment of the Original Notes to Maker concurrently with the execution and delivery of this Note and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby amend, and restate the Original Notes, as follows:

1.                  Interest; Payment. This Note shall bear interest upon the unpaid aggregate principal balance at the rate of five (5%) percent per annum. Interest on the unpaid principal balance shall be payable on the Maturity Date, when the entire unpaid principal balance and interest shall be due and payable. Each payment shall first be applied to interest which shall have accrued and then to reduce the then outstanding principal balance. Maker confirms that as of the date hereof interest on the Revolving Note is due from the date of advances from time to time thereunder and interest on the July Note is due from July 13, 2011.

2.                  Maturity Date. Except as set forth in this Note, this Note shall mature on the earlier of (i) the date on which Maker files a quarterly or annual report or other filing with the Securities and Exchange Commission containing financial statements reflecting EBITDA equal to or greater than the EBITDA Threshold, but in no event earlier than April 1, 2013, and (ii) the date of the final closing of a Qualified Financing (the “Maturity Date”). On the Maturity Date, Maker shall pay to Payee an amount in cash representing all unpaid principal and accrued and unpaid interest. For purposes of this Note:

(a)                “EBITDA” means, for any period, the consolidated net income during such period of Maker, plus without duplication and to the extent deducted in determining such consolidated net income, interest expense, consolidated income tax and property tax expense, depreciation and amortization expense, but excluding non-recurring, non-cash gains or losses for such period, in each case determined on a consolidated basis for Maker in conformity with generally accepted accounting principles in effect in the United States from time to time;

(b)               “EBITDA Threshold” means EBITDA of Maker equal to or greater than $2,500,000; and

(c)                “Qualified Financing” means any equity or debt financing with gross proceeds to Maker of at least $10,000,000.

3.                  Prepayment. This Note may not be prepaid in whole or in part at any time.

4.                  Pari Passu of Payment. This Note shall rank pari passu with (i) that certain Amended and Restated Negotiable Promissory Note by Maker in favor of Joseph Bernstein in the principal amount of $78,543 (the “Bernstein Note”) and (ii) that certain Negotiable Promissory Note by Maker in favor of Leber-Bernstein Group, LLC in the principal amount of $612,500 (the “LBG Note”). Any payments on this Note, the Bernstein Note or the LBG Note shall be made pro rata among the holders thereof.

5.                  Subordination. Payments of principal and interest under this Note are subordinate to repayment of all indebtedness evidenced by that certain Amended and Restated Promissory Note in favor of Meadows Capital, LLC (“Meadows”) in the principal amount of $308,914 (the “Meadows Note”). As such the failure to repay this Note on the Maturity Date due to the fact that the Meadows Note has not been repaid in full shall not be a breach of this Note.

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6.                  Guaranty. Payment of this Note is and shall be guaranteed by this performance pledge (the “Guaranty”) by Grandparents. The Guaranty is an absolute, continuing, irrevocable, joint and several, and unconditional guaranty of payment and performance, and not a guaranty of collection (the “Guaranteed Obligations”). In the event that this Note has not been in full by April 1, 2013, for any reason, including, but not limited to the failure to have closed on a Qualified Financing or the failure to satisfy clause (i) of Section 2, Payee shall be entitled to require Grandparents to promptly pay the Guaranteed Obligations then due in full without notice or demand. In the event of such payment by Grandparents, Grandparents shall assume this Note and become the Payee of this Note.

7.                  Place of Payment; Waiver of Defenses, and Notices.

(a)                All payments hereunder shall be payable at the offices of Payee, or at such other place as Payee may from time to time designate pursuant to Section 11 hereof, or at such other place as may be agreed upon by the parties.

(b)               This Note is payable by Maker without deduction by reason of set-off or counterclaim or any defense whatsoever and Payee may offset amounts due hereunder against amounts due by it to Maker.

(c)                Maker hereby waives demand for payment, notice of dishonor and protest, and notice of protest or other notice of any kind.

8.                  Default; Remedies. In the event:

(a)                of the nonpayment of any installment of principal or interest when due on this Note and such nonpayment continues for five (5) business days following the day written notice of such nonpayment has been given to Maker; or

(b)               of a default under the terms of any agreement between Maker and Payee, and such default is not timely cured in accordance with the terms of such agreement or, if no time period is specified, within ten (10) days after written notice thereof; or

(c)                Maker becomes insolvent or is generally not paying its debts as such debts become due; or

(d)               the making of any general assignment by Maker for the benefit of creditors; the appointment of a receiver or similar trustee for Maker or its assets; or

(e)                Maker commences, or has commenced against it (and if such petition or action which is filed against it and such petition or action is not dismissed or stayed within forty-five (45) days), any proceeding or request for relief under any bankruptcy, insolvency or similar laws now or hereafter in effect in the United States of America or any state or territory thereof or any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of Maker; or

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(f)                the reorganization, merger, consolidation or dissolution of Maker (or the making of any agreement therefor); the sale, assignment, transfer or delivery of all or substantially all of the assets of Maker to a third party; or of a majority of the membership interest of Maker or the cessation by Maker as a going business concern, including the cessation of the use of its website for more than five (5) consecutive days.

then, on the happening of any such event (each an “Event of Default”), any remaining unpaid installments and all liability of the Maker, upon this Note, at the option of Payee, shall become due and payable immediately upon the giving of written notice by Payee to the Maker. The failure to assert this right shall not be deemed a waiver thereof.

All rights and remedies available to Payee are cumulative, and the exercise of any one right or remedy shall not preclude the exercise or be deemed a waiver of any other right or remedy. After maturity, stated or accelerated, interest shall accrue at the maximum rate permitted by law, but this provision shall not be deemed to constitute an extension of time for payment of the balance of principal. If this Note is not paid in full in accordance with its terms, the Maker agrees to pay all costs and expenses of collection, including reasonable attorney's fees and expenses.

9.                  Late Fees.

(a)                In the event of a late payment by Maker, Payee may collect from Maker a late charge not to exceed five cents (5¢) per each dollar of payment due hereunder not paid within ten (10) days after the due date hereof, as liquidated damages for extra expense involved in handling such delinquent payment. Acceptance by Payee of any late payment together with the late charge is at the option of Payee and shall not constitute an extension of time for payment of such payment.

(b)               Nothing contained in this Note or in any other agreement between Maker and Payee requires Maker to pay or Payee to accept, interest in an amount which would subject Payee to any penalty or forfeiture under applicable law. In no event shall the total of all charges payable hereunder, whether of interest or of such other charges which may or might be characterized as interest, exceed the maximum rate permitted to be charged under the laws of the State of New York. Should Payee receive any payment on this Note which is or would be in excess of that permitted to be charged under said laws, such payment shall have been, and shall be deemed to have been, made in error and shall automatically be applied to reduce the principal indebtedness outstanding on this Note.

10.              Amendments. This Note may not be changed or terminated orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

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11.              Notices. All notices, requests or other communications required hereunder shall be in writing and shall be deemed to have been duly given or made if delivered personally or by courier service which obtains a signed receipt upon delivery, or if mailed, by United States certified mail, postage prepaid, return receipt requested, to the parties at the respective addresses first above written, or at such other addresses as shall be specified in writing by either of the parties to the other in accordance with the terms and conditions of this Section 11. Notices shall be deemed effective, if delivered personally or by courier service, on the date personally delivered or, if mailed in accordance herewith, then three (3) business days after mailing.

12.              Successors and Assigns. The terms and provisions of this Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives.

13.              Applicable Law and Jurisdiction. This Note shall be governed by and interpreted under the laws of the State of New York applicable to contracts made and to be performed therein, without giving effect to the principles thereof relating to the conflict of laws. The parties hereto consent that any legal or equity proceeding brought in connection with or arising out of any matter relating to this Note shall be instituted only in a federal or state court of competent jurisdiction located within the State and County where Payee’s principal corporate office shall be located on the date of commencement of such proceeding to the exclusion of any other court or jurisdiction, and Maker hereby irrevocably consents to and submits to the jurisdiction of the courts of the State and County where Payee’s principal corporate office shall be located on the date of commencement of such proceeding and waives any objection it may have to either the jurisdiction or venue of such courts to the exclusion of any other court or jurisdiction. Maker hereby further consents and agrees, and without limiting any other method of obtaining jurisdiction, that in any action or proceeding commenced under the terms of this Note, service of a summons and complaint or any other process, in any action or proceeding shall be sufficient if made on Maker by certified mail, return receipt requested, to Maker at the last known address of such Maker, whether such address shall be within or without the jurisdiction of the Court where such action or proceeding is pending, and Maker hereby unconditionally and irrevocably waive personal service of such process.

[Signatures follow on next page]

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IN WITNESS WHEREOF, Maker has executed this Note on the day and year first above written.

GRANDPARENTS.COM, INC.

By:     /s/ Joseph Bernstein

Name: Joseph Bernstein

Title: Co-Chief Executive Officer

[Signature of Grandparents follows on next page]

IN WITNESS WHEREOF, Grandparents has executed this Note, solely for purposes of Section 6 of this Note, on the day and year first above written.

GRANDPARENTS.COM, LLC

By:     /s/ Joseph Bernstein

Name: Joseph Bernstein

Title: Managing Director